EXHIBIT 10.26

January 16, 2002

Gary N. Jacobs, Esq.

Executive Vice President and

General Counsel

MGM MIRAGE

3600 Las Vegas Boulevard, South

Las Vegas, NV 80109

Re:	Increase in Scope of Construction of the Borgata

Dear Mr. Jacobs:

This letter agreement (“Letter Agreement”) represents the agreement to an increase in the scope of the Facility (as detailed below), to be constructed in accordance with the terms of that certain Operating Agreement (the “Operating Agreement”) of Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co.”) as adopted and amended by that certain Contribution and Adoption Agreement, effective December 13, 2000, by and among Holding Co., MAC, CORP., a New Jersey corporation (“MR Sub”) and Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd Sub”). MR Sub and Boyd Sub are the Members of Holding Co. Unless otherwise defined herein, all capitalized terms in this Letter Agreement shall have the same meaning ascribed to such terms in the Operating Agreement.

The parties hereby agree as follows:

A.    MR Sub and Boyd Sub agree and acknowledge that the following shall represent an increase in the scope of the Facility for purposes of Section 3.3(b)(iii) of the Operating Agreement:

1.    Poker Room: A poker room consisting of approximately 35 tables and a race book having approximately 40 seats, a bar and a snack bar (the “Poker Room”), increasing the aggregate shared Project Costs by no more than Five Million Two Hundred Thousand Dollars ($5,200,000), as more particularly described on Exhibit A attached hereto and incorporated herein by this reference; and

2.    Parking Structure: A parking structure to be constructed in material conformity and compliance with those certain plans and specifications described on Exhibit B attached hereto and incorporated herein by this reference (the “Parking Structure”), increasing the aggregate shared Project Costs by no more than Fourteen Million Nine Hundred Thousand Dollars ($14,900,000) (which increase in the Project Cost relating to the Parking Structure represents a budgeted cost of Eighteen Million Nine Hundred Thousand Dollars ($18,900,000), as generally described on Exhibit C attached hereto and incorporated herein by this reference, less Four Million Dollars ($4,000,000) representing the budgeted costs of paving, striping and lighting of the previously contemplated Employee Parking Lot, which costs are currently included within the overall Project Costs). The Parking Structure shall be constructed by Marina District Development Company, LLC, a New Jersey limited liability company (“MDDC”) upon that certain real property (the “Leased Premises”) that is the subject of a ground lease to be entered into between MDDC and MR Sub concurrently herewith (the “Ground Lease”).

Gary N. Jacobs, Esq.

MGM MIRAGE

January 16, 2002

B.    MR Sub and Boyd Sub shall share equally in the increase, if any, in the aggregate Project Costs up to but not exceeding the approved increase in scope as set forth in Sections A(1) and A(2) of this Letter Agreement. As a result of the approved increase in scope of the Facility, the responsibility of Boyd Sub to make additional capital contributions due to cost overruns, pursuant to Section 3.3(b) of the Operating Agreement, shall not be triggered until, and only to the extent that, the aggregate Project Costs exceed One Billion Fifty Five Million One Hundred Thousand Dollars ($1,055,100,000), which represents One Billion Thirty Five Million Dollars ($1,035,000,000) plus the amounts set forth Sections A(1) and A(2) of this Letter Agreement. Correspondingly, Boyd Sub and MR Sub shall share equally in all In Balance Contributions, if any, required by the provider of Construction Financing to the extent such In Balance Contributions relate to the approved increase in scope as set forth in this Letter Agreement.

C.    The Poker Room and the Parking Structure (including any other use(s) of the Leased Premises permitted under the Ground Lease) shall be considered a part of the Program and the Facility for all purposes under the Operating Agreement, and the Employee Parking Lot shall be removed as a component of the Program and the Facility for all purposes under the Operating Agreement.

D.    MR Sub agrees that the construction of the Parking Structure shall not be deemed to be a change in the location of the Employee Parking Lot for purposes of Section 3.2(d)(ii) of the Operating Agreement and shall not result in the assessment of environmental remediation costs against MDDC as provided therein.

E.    The parties agree to prepare and execute any amendments to the Operating Agreement or such other documents or instruments as may reasonably be necessary to reflect the terms and provisions of this Letter Agreement, including, but not limited to (i) amending the Operating Agreement to delete references to the Employee Parking Lease and the Option Parcel and to include references to the Ground Lease (including the related purchase option contained therein); and (ii) amending, to the extent necessary, any existing easement agreements relating to the construction and operation of the Facility.

(signature page follows)

Gary N. Jacobs, Esq.

MGM MIRAGE

January 16, 2002

Please indicate your agreement to the terms of this Letter Agreement by countersigning below, where indicated.

Very truly yours,

BOYD GAMING CORPORATION, a Nevada corporation

By:	/s/ ELLIS LANDAU
Its:	Executive Vice President, Treasurer and Chief Financial Officer

BOYD ATLANTIC CITY, INC., a New Jersey corporation

By:	/s/ ELLIS LANDAU
Its:	Vice President, Treasurer and Chief Financial Officer

ACCEPTED AND AGREED TO this 16 day of January, 2002:

MAC, CORP., a New Jersey corporation

By:	/s/ JAMES J. MURREN
Its:	Treasurer

MIRAGE RESORTS, INCORPORATED, a Nevada corporation

By:	/s/ JAMES J. MURREN
Its:	Treasurer